                                             [AMISANO HANSON LETTERHEAD OMITTED]

February 13, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Handheld Entertainment, Inc.
(formerly Vika Corp. (the "Company"). We have read the Company's current report on 8-K dated February 13, 2006 and are in agreement with the disclosure in Item
4.01 in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ Amisano Hanson

AMISANO HANSON

05/O/NETMEASURE.SEC.EL.10.24.05